Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Shell Company Report on Form 20-F of our report dated April 27, 2021, relating to the financial statements of DMY Technology Group, Inc. II, which is incorporated by reference in this Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York

April 27, 2021